THIS REPORT HAS BEEN FILED WITH THE SECURITIES
                     AND EXCHANGE COMMISSION VIA EDGAR

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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

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                                 FORM 8-K

                              CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported):  February 16, 1996



                            KUHLMAN CORPORATION
          (Exact name of registrant as specified in its charter)


      Delaware                   1-7695               58-2058047
  (State or other        (Commission File No.)     (I.R.S. Employer
   jurisdiction of                                Identification No.)
   incorporation)


                         3 Skidaway Village Square
                          Savannah, Georgia 31411
           (Address of principal executive offices)(Zip Code)

  Registrant's telephone number, including area code:  (912) 598-7809

       1 Skidaway Village Walk, Suite 201, Savannah, Georgia 31411 (Former name or former address, if changed since last report)


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

Item 2.   Acquisition or Disposition of Assets

On February 16, 1996, Kuhlman Corporation, a Delaware corporation ("Kuhlman"), through its wholly-owned subsidiary Kuhlman Acquisition Corp., a North Carolina corporation (the "Company"), completed its tender offer for any and all outstanding shares of common stock of Communication Cable, Inc., a North Carolina corporation ("CCI") not previously owned by the Company or Kuhlman. Pursuant to the Company's Offer to Purchase dated November 29, 1995, as supplemented (the "Offer to Purchase"), and the related Letter of Transmittal, the Company offered to purchase any and all outstanding shares of CCI common stock, par value $1.00 per share (the "Shares"), at $14.00 per Share, net to the seller in cash, subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal (the "Offer"). Pursuant to the Offer, shareholders of CCI tendered 2,291,800 Shares prior to the expiration of the Offer at 5:00 p.m., New York City time, on February 15, 1996. All Shares tendered were accepted for payment on February 16, 1996, and the Company, through its depositary, began payment for all tendered Shares beginning on the next banking day.

At the Special Meeting of Shareholders of CCI duly called and held on February 16, 1996, the shareholders of CCI voted to grant voting rights to any and all of CCI's Shares acquired at any time by or for the Company, directly or indirectly, in a "control share acquisition" within the meaning of The North Carolina Control Share Acquisition Act, including any and all Shares acquired by the Company pursuant to the Offer.

Following the acceptance of the tendered Shares, the Company increased its equity position in CCI to 2,607,503 Shares, representing 82.2% of all Shares outstanding at February 15, 1996, 82.0% assuming the exercise of all outstanding options.

Pursuant to the Offer, the Company purchased the tendered Shares for an aggregate purchase price of approximately $32,085,000 in cash (the "Purchase Price"). The Purchase Price for the tendered Shares was funded by capital contributions from Kuhlman to the Company, which represent funds obtained by Kuhlman pursuant to bank borrowings. Kuhlman amended and increased the aggregate funds available under its existing bank credit agreement to provide up to an additional $40 million substantially to finance the acquisition of CCI.

CCI engineers, designs and manufactures electronic wire and cable products which are marketed to original equipment manufacturers and, through distributors, to a variety of end users. CCI manufactures coaxial, multi-conductor and "category" cables which are used for data, voice and video communications by the computer and data processing industries, medical and industrial electronics users, the U.S. Government and U.S. Government agencies, and for satellite and other telecommunication applications.

Kuhlman intends to operate CCI in a manner consistent with its other operations in order to maximize growth in sales, earnings and shareholder value.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  Financial Statements of Business Acquired

          The Registrant intends to file an amendment to this report containing the required financial statements of Communication Cable, Inc. as soon as practicable, but in no event later than sixty days after the filing of this report.

     (b)  Pro Forma Financial Information

          The Registrant intends to file an amendment to this report containing the required pro forma financial information as soon as practicable, but in no event later than sixty days after the filing of this report.

     (c)  Exhibits

          (2)(a)    Offer to Purchase dated November 29, 1995 by
                    Kuhlman Acquisition Corp. (incorporated by reference to Exhibit (a)(1) to Schedule 14D-1 of Kuhlman Acquisition Corp. and Kuhlman Corporation regarding Communication Cable, Inc. dated November 29, 1995).

          (2)(b) Supplement dated February 1, 1996 to Offer to Purchase dated November 29, 1995 by Kuhlman Acquisition Corp. (incorporated by reference to Exhibit (a)(15) to Amendment No. 4 to Schedule 14D-1 of Kuhlman Acquisition Corp. and Kuhlman Corporation regarding Communication Cable, Inc. dated February 1, 1996).

          (2)(c) Letter of Transmittal to Tender Shares of Common Stock of Communication Cable, Inc. (incorporated by reference to Exhibit (a)(2) to Schedule 14D-1 of Kuhlman Acquisition Corp. and Kuhlman Corporation regarding Communication Cable, Inc. dated November 29, 1995).

          (99)(a) Fifth Amendment to Credit Agreement dated as of February 5, 1996 (incorporated by reference to
                    Exhibit (b)(10) to Amendment No. 5 to Schedule 14D-1 of Kuhlman Acquisition Corp. and Kuhlman Corporation regarding Communication Cable, Inc. dated February 12,
                    1996).

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            KUHLMAN CORPORATION
                               (Registrant)

                                 By:  /s/ Robert S. Jepson, Jr.
                                    --------------------------------
                                      Robert S. Jepson, Jr.
                                      Chairman of the Board and
                                      Chief Executive Officer



Dated:  March 1, 1996